Exhibit 12.1



                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                     July 31,
                                             -----------------------
                                                2001          2000
                                             ----------     --------

          Total debt                         $1,025,083     $884,838

          Stockholders' equity                 $206,411     $172,423

          Debt-to-equity ratio                      5.0          5.1
                                                    ===          ===

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